EXHIBIT 21.1

PSYCHEMEDICS CORPORATION

Subsidiaries

Psychemedics Corporation wholly-owns the following companies:

Name	Country of Incorporation

1. Psychemedics International, LLC	Delaware, USA

2. Psychemedics Laboratórios Ltda	Brazil
(owned jointly by Psychemedics Corporation
and Psychemedics International, LLC)